Exhibit 3.45

Office of the Secretary of State
Corporations Section
P.O. Box 13697
Austin, Texas 78711-3697

CERTIFICATE OF LIMITED PARTNERSHIP

1.                                       The name of the limited partnership is Sealy Texas L.P.

2.                                       The street address of its proposed registered office in Texas is (a P.O. Box is not sufficient) 350 N. St. Paul Street, Dallas, Texas 75201 and the name of its proposed registered agent in Texas at such address is CT Corporation System

3.                                       The address of the principal office in the United States where records of the Partnership are to be kept or made available is Sealy Texas L.P., One Office Parkway, Trinity, North Carolina 27370

4.                                       The name, the mailing address, and the street address of the business or residence of each general partner is as follows:

NAME	MAILING ADDRESS	STREET ADDRESS
	(include city, state, zip code)	(include city, state, zip code)

Sealy Texas Management, Inc.	One Office Parkway	One Office Parkway
	Trinity, NC 27370	Trinity, NC 27370

Date Signed: November 19, 1999

Sealy Texas Management, Inc.
General Partner(s)

	By:	Kenneth L. Walker
Kenneth L. Walker